We consent to the use of our report dated March 7, 2002, with respect to the financial statements of Keurig, Inc. for the year ended December 31, 2001 included in Green Mountain Coffee Inc.'s Current Report on Form 8-K/A filed with the Securities and Exchange Commission.

Boston, Massachusetts

June 28, 2002